Exhibit 99.1

Register.com Provides Update on Filing of 2004 Form 10-K,
Announces Restatement of Historical Financial Statements

NEW YORK, NY — March 31, 2005 — Register.com, Inc. (Nasdaq: RCOM) announced today that it will not file its Annual Report on Form 10-K for the year ended December 31, 2004 by March 31, 2005. The Company also announced that the financial statements and other financial information included for prior periods in its 2004 Form 10-K will be restated.

Register.com previously filed a Form 12b-25 with the Securities and Exchange Commission to extend the Form 10-K filing deadline to March 31, 2005. The Company filed for the extension in order to enable it to complete the preparation of its financial statements, which were delayed as a result of an ongoing assessment of the financial statement impact of revenue and related expense recognition material weaknesses, and to complete management's evaluation of the Company's internal control over financial reporting as of December 31, 2004 as required under Section 404 of the Sarbanes-Oxley Act of 2002. Although at the time that Register.com filed the Form 12b-25, it believed that it could meet the March 31, 2005 deadline, as a result of the additional work required in connection with management's assessment, including its evaluation under Section 404 of Sarbanes-Oxley, and the Company's completion of its financial statements, the Company will not meet the extended deadline.

Register.com has substantially completed its assessment of the impact that the revenue and related expense recognition issues will have on the Company's historical net revenue amounts. In addition, the Company found an error related to the classification of certain credit memos issued in 2002 as bad debt expense, rather than as a reduction of revenue. The Company is still in the process of evaluating the corresponding impact that these issues will have on the other financial statement line items, including net income (loss), however, management currently estimates that such impact will be material in certain cases. Register.com is working to complete and file the 2004 Form 10-K by mid to late April, 2005, however, it cannot provide any assurances that it will meet this target or that it will not identify additional control deficiencies as being material weaknesses. The Company will issue its earnings release and hold its investor conference call after filing its Form 10-K.

The restatement of Register.com's historical financial results relates to the timing of recognizing deferred revenues and the related expenses, and to the reclassification of certain credit memos issued in 2002, and has no effect in any period on the Company's net cash provided by operating activities or the Company's aggregate cash and cash equivalents and short-term investments. This restatement will correct the manner in which the Company recognizes revenues for certain of its subscription agreements and corrects other errors in revenue and related expense recognition. As a result of these adjustments, the Company's deferred revenue as of September 30, 2004 would have increased by approximately $7.8 million. The restatement will also correct the classification of certain credit memos issued in 2002. The amounts shown in the tables below are preliminary estimates and are subject to revision.

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	Net Revenues (in millions)
Year Ended December 31,	As Reported	As Restated (estimate)
2003	$104.3	$103.3
2002	106.3	102.8*
2001	116.3	115.0
2000	86.1	82.5
1999	9.6	8.8

*	Includes a reduction of revenue of $1.7 million related to the reclassification of credit memos previously charged to bad debt expense.

	Net Revenues (in millions)
Quarter Ended	As Reported	As Restated (estimate)
September 30, 2004	$24.6	$24.6
June 30, 2004	24.4	24.8
March 31, 2004	25.9	26.3
December 31, 2003	25.3	25.7
September 30, 2003	25.7	25.5
June 30, 2003	26.2	25.8
March 31, 2003	27.1	26.3

Further details about this announcement will be available in the Company's Current Report on Form 8-K being filed with the Securities and Exchange Commission.

About Register.com

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With approximately 2.9 million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses. The company was founded in 1994 and is based in New York.

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Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, including, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated withy any extraordinary transactions we may pursue, uncertainty regarding the timing of the Company's completion of the audit and filing of its 2004 Form 10-K, uncertainty regarding identification of additional control deficiencies as material weaknesses, uncertainty regarding unforeseen issues encountered in the completion of the financial statements for inclusion in the 2004 Form 10-K, uncertainties regarding the extent to which prior period financial statements will be restated and other factors detailed in our filings with the Securities and Exchange Commission, including the Company's quarterly report on Form 10-Q for the period ended September 30, 2004.

Contacts:

Investor Relations
Stephanie Marks	Scott Eckstein
(212) 798-9169	(212) 798-9185
ir@register.com	ir@register.com